Exhibit 5.1

June 28, 2016

Mobile Mini, Inc.

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

Ladies and Gentlemen:

We have acted as counsel to Mobile Mini, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act (i) an aggregate of up to $250,000,000 in principal amount of its 5 7/8% Senior Notes due 2024 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 5 7/8% Senior Notes due 2024 (the “Outstanding Notes ”), and (ii) the Guarantees of 5 7/8% Senior Notes due 2024 (the “Guarantees”) of the additional registrants listed in the Registration Statement (the “Additional Registrants”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of May 9, 2016 (the “Indenture”), by and among the Company, the Additional Registrants, and Deutsche Bank Trust Company Americas, as trustee, paying agent, registrar and transfer agent (the “Trustee”).

In rendering the opinion expressed below, we have examined originals or copies of: (i) the Registration Statement, in the form filed with the Commission, (ii) a registration rights agreement, dated as of May 9, 2016, by and among the Company, the Additional Registrants, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., J.P. Morgan Securities LLC, BBVA Securities Inc., and Mitsubishi UFJ Securities (USA) Inc., as initial purchasers (the “Registration Rights Agreement”), (iii) the Indenture, (iv) specimens of the certificates representing the Exchange Notes, and (v) the other documents delivered by or on behalf of the Company and the Trustee, as applicable, as of the date hereof in connection with the delivery of the Exchange Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of the Company and others and other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Mobile Mini, Inc.

June 28, 2016

We have assumed the following: (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as copies, (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof, (v) the legal capacity of natural persons, (vi) that the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered by each of the parties thereto other than the Company and the Additional Registrants and constitute legally valid, binding and enforceable obligations of such parties enforceable against such parties in accordance with their terms, (vii) that the Exchange Notes will be duly authenticated by the Trustee, and (viii) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Arizona Business Corporation Act, the Arizona Limited Liability Company Act, the California Corporations Code, the California Revised Uniform Limited Liability Company Act, the Texas Business Organizations Code and the laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

Mobile Mini, Inc.

June 28, 2016

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:

When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer:

(a) the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and will be entitled to the benefits provided by the Indenture, and

(b) the Guarantees will constitute valid and binding obligations of the Additional Registrants enforceable against the Additional Registrants in accordance with their terms, and will be entitled to the benefits provided by the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)